Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

Dated: June 22, 2016

Manchester Financial Group, L.P.

By:	Manchester Financial Group, Inc.
Its:	General Partner

By:	/s/ Ryan Kiesel
Ryan Kiesel, CFO

Manchester Financial Group, Inc.

By:	/s/ Ryan Kiesel
Ryan Kiesel, CFO

/s/ Douglas F. Manchester
Douglas F. Manchester